Exhibit 99.1

[HOS LOGO]

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE 05-012	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner Lisa Elliott, Sr. Vice President DRG&E / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES FIRST QUARTER 2005 RESULTS

AND INCREASES CALENDAR 2005 AND CALENDAR 2006 GUIDANCE

Q1 income was $0.25 per share including bond refinancing charges

Q1 income was $0.30 per share excluding bond refinancing charges

2005 EPS guidance range is now $1.12 to $1.27 excluding bond refinancing charges

2006 EPS guidance range is now $1.36 to $1.65

May 5, 2005 — New Orleans, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today its results for the first quarter ended March 31, 2005. First quarter revenues increased 21.1% to $37.9 million compared to $31.3 million for the first quarter of 2004. The $6.6 million increase was driven primarily by improved OSV market conditions in the U.S Gulf of Mexico.

Operating income was $12.5 million, or 33.0% of revenues, for the first quarter of 2005 compared to $8.8 million, or 28.1% of revenues, for the same quarter in 2004. Significantly higher dayrates and utilization in our OSV segment contributed to a 32.6% increase in EBITDA to $18.7 million over the first quarter of 2004, and on the high-end of the Company’s upwardly revised guidance range of $18.0 to $19.0 million for the first quarter of 2005. For additional information regarding EBITDA, please see discussion on this subject later in this release.

The Company’s net income included a $1.7 million ($1.1 million after tax or $0.05 per share) loss on early extinguishment of debt related to the January 2005 redemption of the non-tendered 10.625% senior notes that were still outstanding as of December 31, 2004. Excluding this $0.05 per share charge, net income for the first quarter of 2005 was $6.3 million, or $0.30 per diluted share. This compares to net income of $2.3 million, or $0.15 per diluted share, for the first quarter of 2004. The average number of basic shares outstanding increased 39.6% to 20.8 million in the first quarter of 2005 from 14.9 million in the first quarter of 2004, primarily as a result of the Company’s March 2004 initial public stock offering. For additional information

103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433	Phone: (985) 727-2000 Fax: (985) 727-2006

regarding a reconciliation of net income and earnings per share, or EPS, before and after bond refinancing charges, please see the table at the end of this release.

Todd Hornbeck, the Company’s Chairman, President and CEO, stated, “We are pleased by the continuing increase in drilling activity in the deepwater and deep shelf of the Gulf of Mexico. These complex projects continue to put upward pressure on dayrates for new generation vessels. With the numerous announcements coming from oil and gas operators regarding new deep well projects, we remain highly encouraged that this improving trend will continue. We made excellent progress in the first quarter at managing our costs at a time when costs are increasing across the board. We will continue to stay focused on maximizing our margins while taking advantage of opportunities to create profitable growth.”

OSV Segment.    Revenues from the OSV segment were $23.8 million for the first quarter of 2005, an increase of 52.6% from $15.6 million for the same period in 2004. The net increase in segment revenues is due to the quarter-over-quarter increase in average dayrates and utilization, primarily related to a substantial improvement in OSV market conditions in the U.S. Gulf of Mexico. Hornbeck’s utilization rate was 94.5% for the three months ended March 31, 2005, which was significantly higher than the 78.4% achieved for the same period of 2004. The average OSV dayrate in the first quarter of 2005 was $11,577 compared to $9,629 for the same period of 2004. On a sequential basis, first quarter 2005 average fleet utilization was flat compared to a strong fourth quarter of 2004, while average dayrates improved 6.0%, or $651 per day, over the fourth quarter of 2004. These improvements in operating statistics resulted in operating income increasing 112.5% to $10.2 million from $4.8 million in the prior year quarter.

Tug and Tank Barge Segment.    Tug and tank barge (TTB) segment revenues for the first quarter of 2005 were down 10.8% over the same period in 2004 to $14.1 million, and operating income decreased by $1.8 million to $2.2 million. Utilization in the tug and tank barge segment decreased to 85.5% from 91.2% in last year’s first quarter, primarily due to a change in contract mix from time charters to contracts of affreightment (COA), greater drydocking and repair activities, and the adverse impact of a mild winter early in the first quarter in the northeastern United States. Average dayrates grew to $13,192 from $11,503 during the same period. The increase in average dayrates was primarily related to the tightening of the tank barge market in the northeastern United States, the higher mix of COA contracts, and the early March 2005 delivery of the Energy 13501, the first double-hulled tank barge under the Company’s current newbuild program. The Energy 13501 is able to command higher dayrates due to its double-hull and higher barrel-carrying capacity. The decreased revenue and operating income in this segment are a result of having 270 fewer vessel days available and the decrease in average barge size and average fleet capacity. The single-hulled barges removed from service in December 2004 represented the third, fourth and fifth largest barges in the

Company’s fleet and about 270,000 barrels of aggregate capacity. The decrease in fleet capacity contributed to operating margins being flat sequentially and down to 16.0% from 25.6% a year ago. However, operating margins in this segment are expected to increase in 2006 as the remaining four double-hulled newbuilds enter service through the end of 2005.

Outlook

The following statements are based on Hornbeck’s current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future capital transactions, such as business combinations, divestitures, financings, unannounced newbuilds or vessel acquisitions that may be completed after the date of this news release.

In addition, the Company’s guidance ranges are based on the assumption that current market conditions in both of the Company’s business segments will last through at least 2006. Any material change in market conditions in either of the Company’s two business segments could affect its guidance.

Jim Harp, the Company’s Executive Vice President and CFO, stated, “We have upwardly revised our annual 2005 and 2006 guidance ranges to reflect our actual results for the first quarter of 2005 and currently expected fleet complement, as well as our latest market outlook based on current visibility in each of our business segments. We are increasingly more comfortable that the robust market conditions we are experiencing in the Gulf of Mexico will continue through 2006, and possibly beyond. We are also optimistic that the supply-demand equation in our Northeast barge operations will remain favorable for the foreseeable future. Our 2006 guidance does not reflect any contribution from the conversion program that we announced this morning. For guidance purposes, we do not expect to place the two 370 class MPSVs into service until the first quarter of 2007, at which time we expect them to contribute, in the aggregate, an incremental full-year EPS in the range of $0.25 to $0.35.”

Second Quarter 2005 Guidance.    The Company expects EBITDA for the second quarter of 2005 to range between $18.0 million and $20.0 million. As EBITDA is a non-GAAP financial measure, the reconciliation to net income for these figures can be found in the table below. The Company’s guidance for diluted earnings per share for the second quarter of 2005 is expected to range between $0.24 and $0.30.

Calendar 2005 Guidance.    The Company now expects total EBITDA for the full year 2005 to range between $77.5 million and $82.5 million and diluted earnings per share is now expected to range between $1.12 and $1.27.

Calendar 2006 Guidance.    The Company now expects total EBITDA for the full year 2006 to range between $90.0 million and $100.0 million and diluted earnings per share is now expected to range between $1.36 and $1.65.

Hornbeck Offshore 2005 Guidance and Projected EBITDA Reconciliation

	Second Quarter 2005	Full-Year 2005 Revised Estimate	Full-Year 2005 Prior Estimate
EBITDA	$18.0 to $20.0 million	$77.5 to $82.5 million	$70 to $75 million
Depreciation	$4.9 million	$20.2 million	$20.0 million
Amortization	$1.9 million	$6.9 million	$7.2 million
Interest expense	$3.0 million	$12.1 million	$12.1 million
Income tax expense	$3.1 to $3.8 million	$14.4 to $16.2 million	$11.5 to $13.4 million
Income tax rate	37.5%	37.5%	37.5%
Net income before adjustments	$5.1 to $6.4 million	$23.9 to $27.1 million	$19.2 to $22.3 million
Weighted average diluted shares outstanding	21.3 million	21.3 million	22.0 million
Earnings per diluted share before adjustments	$0.24 to $0.30	$1.12 to $1.27	$0.87 to $1.01
Adjustments not included above:
Loss on early extinguishment of debt, net of taxes	None	$1.1 million	$1.1 million
Loss on early extinguishment of debt, per share	None	$0.05	$0.05
Compensation expense for stock options	Not applicable	Not applicable	To be determined

Hornbeck Offshore 2006 Guidance and Projected EBITDA Reconciliation

	Full-Year 2006 Revised Estimate	Full-Year 2006 Prior Estimate
EBITDA	$90 to $100 million	$85 to $95 million
Depreciation	$24.3 million	$23.0 million
Amortization	$6.8 million	$7.0 million
Interest expense	$12.6 million	$14.5 million
Income tax expense	$17.4 to $21.1 million	$15.2 to $18.9 million
Income tax rate	37.5%	37.5%
Net income before adjustments	$28.9 to $35.2 million	$25.3 to $31.6 million
Weighted average diluted shares outstanding	21.3 million	22.0 million
Earnings per diluted share before adjustments	$1.36 to $1.65	$1.15 to $1.44
Adjustments not included above:
Compensation expense for stock options	To be determined	To be determined

Key Assumptions.    The above guidance reflects management’s belief that current favorable OSV market conditions will continue through at least 2006. Average OSV dayrates are expected to remain above $11,500 and average fleetwide utilization is expected to remain in the mid-90% range throughout the remainder of the two-year guidance period. While Hornbeck believes that it is possible for fleetwide average OSV dayrates to meet or exceed historical peak levels of roughly $12,700 during the current up-cycle, it has only assumed a gradual increase in effective OSV dayrates for the balance of 2005 from current levels, while holding 2006 constant with 2005 year-end levels for guidance purposes.

The above guidance reflects the fact that 2005 is a transition year for the Hornbeck tug and tank barge fleet. The first half of 2005 is impacted by the temporary loss of tank barge capacity due to the timing of OPA 90 retirements and newbuild delivery dates, the extra cost burden related to a lower tug-barge ratio in early 2005, as well as the previously reported delays in delivery schedules for the first two newbuilds of the Company’s five barge newbuild program. The net effect of the decrease in capacity due to such OPA 90-related retirements and the incremental contribution from the newbuild capacity is expected to result in EBITDA from the tug and tank barge segment of approximately 25% of the mid-point of the company-wide 2005 guidance range of $77.5 million to $82.5 million. Guidance for 2006 assumes a full-year contribution from all five new barges, which is expected to result in EBITDA from the tug and tank barge segment of approximately 37% of the mid-point of the company-wide 2006 guidance range of $90 million to $100 million.

The Company expects year-over-year increases of approximately 10% in its aggregate operating and G&A expenses for both 2005 and 2006 commensurate with prevailing oilfield service industry trends and higher costs related to corporate governance. G&A is assumed to remain at approximately 11% of revenue for both 2005 and 2006. However, the above guidance assumes that improvements in revenue will allow the Company to maintain or improve operating and net income margins for each of the next two years.

Recent Developments

Today, Hornbeck announced in a separate press release a conversion program to retrofit two coastwise molten sulfur tankers into U.S.-flagged, new generation 370-foot multi-purpose supply vessels (MPSVs). The total project cost to acquire and convert the two vessels is expected to be $55 million to $65 million in the aggregate. The Company anticipates delivery of the converted vessels by the end of 2006.

Conference Call

The Company will hold a conference call to discuss its first quarter 2005 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, May 5, 2005. To participate in the call, dial (303) 262-2139 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time, or access it live over the Internet by logging onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software.

An archived version of the web cast will be available shortly after the call for a period of 30 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through May 12, 2005, and may be accessed by calling (303) 590-3000 and using the pass code 11028867.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns and operates a fleet of over 50 vessels, with 6 additional vessels under construction and/or planned for conversion. For more information, please visit the Company’s website at www.hornbeckoffshore.com under the captions, “News” and “Investors.”

Forward-Looking Statements and Regulation G Reconciliation

This press release contains forward-looking statements in which Hornbeck Offshore discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations and projections about future events. Accuracy of the assumptions, expectations and projections depend on events that change over time and are thus susceptible to change based on actual experience and new developments. Although the Company believes that the assumptions, expectations and projections reflected in these forward-looking statements are reasonable based on the information known to the Company today, the Company can give no assurance that the assumptions, expectations and projections will prove to be correct. The Company cautions readers that it undertakes no obligation to update or publicly release any revisions to the forward-looking statements in this press release hereafter to reflect the occurrence of any events or circumstances or any changes in its assumptions, expectations and projections, except to the extent required by applicable law. Additionally, important factors that might cause future results to differ from these assumptions, expectations and projections include industry risks, oil and natural gas prices, economic and political risks, weather related risks, regulatory risks, and other factors described in the Company’s most recent Annual Report on Form 10-K and other filings filed with the Securities and Exchange Commission. This press release also contains the non-GAAP financial measure of earnings (net income) before interest expense, income tax expense, depreciation, amortization and loss on early extinguishment of debt, or EBITDA. Reconciliations of this financial measure to the most directly comparable GAAP financial measure are provided in this press release. Management’s opinion regarding the usefulness of such measures to investors and a description of the ways in which management uses such measures can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

	Three Months Ended
	March 31, 2005	December 31, 2004	March 31, 2004
Statement of Operations (unaudited):
Revenues	$37,904	$37,784	$31,347
Operating expenses	15,588	16,408	14,351
Depreciation and amortization	5,999	6,260	5,207
General and administrative expenses	3,820	4,930	2,960

Total operating expenses	25,407	27,598	22,518

Operating income	12,497	10,186	8,829
Interest expense	(2,585)	(3,808)	(5,145)
Interest income	124	143	38
Loss on early extinguishment of debt	(1,698)	(22,443)	—
Other income (expense), net[1]	31	63	(10)

Income (loss) before income taxes	8,369	(15,859)	3,712
Income tax expense (benefit)	3,131	(5,801)	1,374

Net income (loss)	$5,238	$(10,058)	$2,338

Basic earnings (loss) per share of common stock	$0.25	$(0.48)	$0.16

Diluted earnings (loss) per share of common stock	$0.25	$(0.48)	$0.15

Weighted average basic shares outstanding[2]	20,827	20,815	14,925

Weighted average diluted shares outstanding[2]	21,251	20,815	15,306

Other Operating Data (unaudited):
Offshore Supply Vessels:
Average number	24.0	23.0	22.3
Average vessel capacity (deadweight)	2,392	2,351	2,351
Average utilization rate[3]	94.5%	94.3%	78.4%
Average dayrate[4]	$11,577	$10,926	$9,629
Tugs and Tank Barges:
Average number of tank barges	13.3	16.0	16.0
Average fleet capacity (barrels)	923,002	1,156,330	1,156,330
Average barge size (barrels)	65,929	72,271	72,271
Average utilization rate[3]	85.5%	82.1%	91.2%
Average dayrate[5]	$13,192	$12,642	$11,503

	As of March 31, 2005	As of December 31, 2004
Balance Sheet Data (unaudited):
Cash and cash equivalents	$18,082	$54,301
Working capital	29,417	52,556
Property, plant and equipment, net	403,058	361,219
Total assets	472,520	460,571
Total short-term debt[6]	—	15,449
Total long-term debt	235,980	225,000
Stockholders' equity	$188,306	$182,904

	Three Months Ended
	March 31, 2005	March 31, 2004
Cash Flow Data (unaudited):
Cash provided by operating activities	$16,341	$6,201
Cash used in investing activities	(46,430)	(9,032)
Cash provided by (used in) financing activities	(6,126)	32,619

[1]	Represents other income and expenses, including gains or losses on disposition of assets, foreign currency exchange gains or losses and minority interests in income or loss from unconsolidated entities.

[2]	On March 31, 2004, the Company issued 6,000 shares of common stock pursuant to its IPO, which resulted in 20,648 basic shares outstanding on the close of business on March 31, 2004. An additional 126 basic shares were issued in connection with the IPO by the Company on April 28, 2004. For the three months ended March 31, 2005 and 2004 and December 31, 2004, stock options representing rights to acquire 312, 381 and 273 million shares, respectively, of common stock were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive. Stock options are anti-dilutive when the results from operations are a net loss or when the exercise price of the options is greater than the average market price of the common stock for the period.

[3]	Utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[4]	Average dayrates represent average revenue per day, which includes charter hire and brokerage revenue, based on the number of days during the period that the offshore supply vessels generated revenue.

[5]	Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[6]	Represents the remaining balance of $15.5 million in aggregate principal amount of the Company’s 10.625% senior notes due 2008 that was redeemed on January 14, 2005.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Other Operating and Per Share Data)

	Three Months Ended
	March 31, 2005	December 31, 2004	March 31, 2004
Other Financial Data (unaudited):
Offshore Supply Vessels:
Revenues	$23,844	$22,168	$15,565
Operating income	$10,248	$7,772	$4,793
Operating margin	43.0%	35.1%	30.8%
Net income (loss)	$4,179	$(7,887)	$349
Plus:
Interest expense	2,057	3,103	4,149
Loss on early extinguishment of debt	1,658	17,200	—
Income tax expense (benefit)	2,498	(4,466)	245
Depreciation	3,048	2,953	2,751
Amortization	460	412	168

EBITDA[7]	$13,900	$11,315	$7,662

Tugs and Tank Barges:
Revenues	$14,060	$15,616	$15,782
Operating income	$2,249	$2,414	$4,036
Operating margin	16.0%	15.5%	25.6%
Net income (loss)	$1,059	$(2,171)	$1,989
Plus:
Interest expense	528	706	996
Loss on early extinguishment of debt	40	5,243	—
Income tax expense (benefit)	633	(1,336)	1,129
Depreciation	1,365	1,493	1,406
Amortization	1,126	1,402	882

EBITDA[7]	$4,751	$5,337	$6,402

Total:
Revenues	$37,904	$37,784	$31,347
Operating income	$12,497	$10,186	$8,829
Operating margin	33.0%	27.0%	28.2%
Net income (loss)	$5,238	$(10,058)	$2,338
Plus:
Interest expense	2,585	3,809	5,145
Loss on early extinguishment of debt	1,698	22,443	—
Income tax expense (benefit)	3,131	(5,802)	1,374
Depreciation	4,413	4,446	4,157
Amortization	1,586	1,814	1,050

EBITDA[7]	$18,651	$16,652	$14,064

	Three Months Ended
	March 31, 2005	December 31, 2004	March 31, 2004
Reconciliation of net income and EPS before and after bond refinancing charges (unaudited):
Net income, as reported	$5,238	$(10,058)	$2,338
Adjustment for loss on early extinguishment per diluted share, net of taxes	1,063	14,723	—

Net Income, as adjusted	$6,301	$4,665	$2,338

Net income per share, as reported	$0.25	$(0.48)	$0.15
Adjustment for loss on early extinguishment per diluted share, net of taxes	0.05	0.70	—

Diluted earnings per share, as adjusted	$0.30	$0.22	$0.15

Weighted average basic shares outstanding[2]	20,827	20,815	14,925

Weighted average diluted shares outstanding[2]	21,251	21,160	15,306

[7]	The Securities and Exchange Commission (SEC) has adopted rules regulating the use of non-GAAP financial measures, such as EBITDA, in filings with the SEC, disclosures and press releases. These rules require non-GAAP financial measures to be presented with and reconciled to the most nearly comparable financial measure calculated and presented in accordance with GAAP.

EBITDA consists of earnings (net income) before interest expense, income tax expense, depreciation, amortization and loss on early extinguishment of debt. This term, as we define it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with generally accepted accounting principles in the United States, or GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

Refer to the Company’s Annual Report on Form 10-K most recently filed with the SEC, a copy of which is available on the “SEC Filings” page under the “Investors” section of the Company’s website for a description of how management uses, and why we believe that investors use, EBITDA in evaluating the Company’s operating performance.

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